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                                EXHIBIT 99.12

         Addendum to Stock Issuance Agreement (Special Tax Elections)



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                                    ADDENDUM
                                       TO
                            STOCK ISSUANCE AGREEMENT


   The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement dated 2~ (the "Issuance Agreement") by and between Coram Healthcare Corporation (the "Corporation") and 1~ ("Participant") evidencing the stock issuance on such date to Participant under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                             SPECIAL TAX ELECTIONS

   1. STOCK WITHHOLDING. Participant is hereby granted the election to have the Corporation withhold, as and when Participant vests in the Shares, a portion of those vested Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability (the "Withholding Taxes") incurred by Participant in connection with the vesting of those Shares. Such election shall only be exercisable in the event Participant does not otherwise make an Internal Revenue Code Section 83(b) election to be taxed on the issued Shares at the time of their initial issuance pursuant to the Issuance Agreement.

   Any such exercise of the election must be effected in accordance with the following terms and conditions:

   a. The election must be made on or before the date the liability for the Withholding Taxes incurred in connection with the vesting of the Shares is determined (the "Tax Determination Date").

   b.  The election shall be irrevocable.

   c. The election shall be subject to the approval of the Plan Administrator, and none of the issued Shares shall be withheld in satisfaction of the Withholding Taxes, except to the extent the election is approved by the Plan Administrator.

   d. The vested Shares withheld pursuant to the election shall be valued at Fair Market Value in accordance with the valuation procedures set forth in
Section II of Article One of the Plan.





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   e.  In no event may the number of Shares requested to be withheld exceed in
Fair Market Value the dollar amount of the Withholding Taxes incurred in connection with the vesting of the issued Shares.

     If the stock withholding election is made by Participant at a time when such individual is an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), then the following limitations, in addition to the preceding provisions, shall also be applicable:

                a. The election shall not become effective at any time prior to the expiration of the six (6)-month period measured from the later of the issue date of the Unvested Shares to which such election pertains or the Effective Date of this Addendum indicated below, and no Shares shall be withheld in connection with any Tax Determination Date which occurs before the expiration of such six (6)-month period.

                b. The stock withholding election must be made in accordance with the following limitations:

                (i) Such election must be made at least six (6) months before the Tax Determination Date, or

                (ii) Such election must be exercised in the quarterly "window" period in which or immediately prior to which the Tax Determination Date occurs. Quarterly window periods shall begin on the third (3rd) business day following the date of public release of each quarterly or annual statement of the Corporation's sales and earnings and end on the earlier of the twelfth (12th) business day following such release date or the Tax Determination Date.

                c. The six (6)-month periods specified in clauses a and b shall not b applicable in the event of Participant's death or disability.

   2. STOCK DELIVERY. Participant is hereby granted the election to deliver to the Corporation vested shares of the Corporation's Common Stock previously acquired by such individual (other than in connection with the particular share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the Withholding Taxes incurred by Participant either at the time the Shares are initially issued pursuant to the Issuance Agreement (in the event Participant elects to be taxed on the Shares at such time in accordance with Internal Revenue Code
Section 83(b)) or at the time the Shares subsequently vest in one or more installments over the term of the Issuance Agreement.





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   Any such exercise of the election must be effected in accordance with the following terms and conditions:

     a. The election shall be made on or before the date the liability for the Withholding Taxes is determined (the "Tax Determination Date").

     b.  The election shall be irrevocable.

     c. The election shall be subject to the approval of the Plan Administrator, and none of the delivered shares shall be accepted in satisfaction of the Withholding Taxes, except to the extent the election is approved by the Plan Administrator.

     d. The delivered shares shall be valued at Fair Market Value in accordance with the valuation procedures set forth in Section II of Article One of the Plan.

     e. In no event may the number of delivered Shares exceed in Fair Market Value the dollar amount of the Withholding Taxes.

   No additional restrictions or limitations shall be applicable to any stock delivery election made by Participant, whether or not such individual is at the time an officer or director of the Corporation subject to the short-swing profit restrictions of Section 16(b) of the 1934 Act.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Participant has executed this Addendum, all as of the Effective Date specified below.


                                   CORAM HEALTHCARE CORPORATION

                                   By: _____________________________________

                                   Title: __________________________________


                                   _________________________________________
                                   1~, PARTICIPANT



EFFECTIVE DATE:  ____________, 199__





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